ING

JAMES A. SHUCHART
Counsel


January 3, 2006

U.S. Securities and Exchange Commission
100 F Street, NE
Room 1580
Washington, DC  20549

RE:      ING Life Insurance and Annuity Company
         Variable Annuity Account I
         Registration Statement on Form N-4
         Prospectus Title:  ING Marathon Plus
         File No. 333-________ and 811-8582

Ladies and Gentlemen:

The undersigned serves as counsel to ING Life Insurance and Annuity Company, operating pursuant to the insurance laws of the State of Connecticut (the "Company"). In connection with this opinion, I have reviewed the above-referenced Registration Statement on Form N-4. This filing describes the ING Marathon Plus individual and group deferred variable annuity contracts (the "Contracts") offered by the Company through its Variable Annuity Account I (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.

3. The Contracts and interests in the Account to be issued under the Contracts have been duly authorized by the Company.

4. The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Contracts, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5. The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts.

6. The Contracts and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with the applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James A. Shuchart
---------------------------------
James A. Shuchart



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